Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces Fourth Quarter and Year 2010 Results

Irving, Texas — March 9, 2011 — Thomas Group, Inc. (NasdaqCM: TGIS), a global change management and operations improvement consulting firm, today announced a net loss of $1.3 million, or negative $0.62 per diluted share, for the fourth quarter of 2010 on revenues of $0.4 million, compared to a net loss of $0.7 million, or negative $0.32 per diluted share, on revenues of $1.5 million for the fourth quarter of 2009.

Loss from operations before income taxes increased to $1.3 million on $0.4 million in total revenue for the fourth quarter of 2010 compared to a loss from operations before income taxes of $1.2 million for the fourth quarter of 2009 on $1.5 million in total revenue.

For the year ended December 31, 2010, net loss was $7.2 million, or negative $3.37 per diluted share, on revenues of $3.5 million, compared to a net loss of $4.3 million, or negative $2.01 per diluted share, on revenues of $9.6 million for the year ended December 31, 2009.

Loss from operations before income taxes decreased to $5.6 million on revenues of $3.5 million for the year ended December 31, 2010 compared to a loss of $6.9 million on revenues of $9.6 million for the year ended December 31, 2009.

Fourth Quarter and Year 2010 Financial Performance

Revenue

Revenue for the fourth quarter of 2010 was $0.4 million, compared to $1.5 million in the fourth quarter of 2009. Consulting revenue from US government clients, represented by our Government practice, was $0.3 million, or 75% of revenue, in the fourth quarter of 2010, compared to $0.3 million, or 22% of revenue, in the fourth quarter of 2009. Consulting revenue from commercial clients, represented by our Commercial and European practices in the fourth quarter of 2010, was $0.05 million, or 11% of revenue compared to $1.0 million, or 66% of revenue, in the fourth quarter of 2009. Reimbursement of expenses was $0.05 million, or 14% of revenue in the fourth quarter of 2010, compared to $0.2 million, or 12% of revenue in the fourth quarter of 2009.

Revenue for the year ended December 31, 2010 was $3.5 million, compared to $9.6 million for the year ended December 31, 2009. Consulting revenue from US government clients was $1.6 million, or 45% of revenue, for the year ended December 31, 2010, compared to $2.2 million, or 23% of revenue, for the year ended December 31, 2009. Consulting revenue from commercial clients was $1.5 million, or 44% of revenue, for the year ended December 31, 2010, compared to $6.1 million, or 64% of revenue, for the year ended December 31, 2009. Reimbursement of expenses was $0.4 million, or 11% of revenue for the year ended December 31, 2010, compared to $1.3 million, or 13% of revenue, for the year ended December 31, 2009.

Gross Margins

Gross loss margin for the fourth quarter of 2010 was 5%, compared to gross profit margin of 23% for the fourth quarter of 2009. Gross profit margin for the year ended December 31, 2010 was 23%, compared to 36% for the year ended December 31, 2009. The drop in the quarterly and year-to-date gross margins is related to the significant slowdown of our government and commercial programs during 2010, and to lower pricing on some engagements in this period.

Selling, General & Administrative (SG&A)

SG&A costs for the fourth quarter of 2010 were $1.3 million, compared to $1.6 million in the fourth quarter of 2009. The $0.3 million decrease is related primarily to a $0.8 million decrease in payroll costs due to employee furloughs and the decline in the number of employees, a $0.1 million decrease in travel related expenses, and a $0.2 million decrease in other costs due to a decline in activity as compared to the same period in 2009, offset by a $0.7 million increase in stock-based compensation and a $0.1 million increase in bad debt allowance during the fourth quarter of 2010.

SG&A costs for the year ended December 31, 2010 were $6.6 million compared to $10.7 million in the year ended December 31, 2009. The $4.1 million decrease is primarily related to a $3.0 million decrease in payroll costs due to employee furloughs and the decline in the number of employees, a $0.3 million decrease in sales commissions and executive bonus, a $0.6 million decrease in travel related expenses, a $0.4 million decrease in legal expenses, a $0.3 million decrease in outside consultants and contract labor used related to the decrease in activity, a $0.1 million decrease in audit, tax and accounting service costs, a $0.1 million decrease in maintenance and license agreements, a $0.1 million decrease in depreciation and amortization costs, and a $0.2 million decline in other costs due to a decrease in activity and the lower number of employees as compared to the prior year, offset by a $1.0 million increase in stock-based compensation for the year ended 2010.

Other Income

Other income for the year ended December 31, 2010 included the collection of $0.2 million from the final liquidation of a former subsidiary in Europe.

Income Tax (Expense) Benefit

For the year ended December 31, 2010 we incurred income tax expense of $1.6 million compared to an income tax benefit of $2.6 million during the year ended December 31, 2009. In the first quarter of 2010, our cumulative losses began to exceed our cumulative earnings. Additionally, we are not currently profitable, and we determined that as of the end of March 2010 it was no longer probable that we will recover our deferred tax asset. The combined tax effect resulted in an income tax expense of $1.6 million for the year ended December 31, 2010. The effect is to increase the net loss as well as the loss per share compared to prior quarters. If we are able to return to sustained profitability and when we can comply with all of the requirements of ASC 740-10-25, we should be able to recover all or part of our deferred tax asset.

Working Capital and Cash Flow

Working capital decreased from $8.1 million at December 31, 2009 to $3.0 million at December 31, 2010, due primarily to our operating loss for the year ended December 31, 2010.

Our 2009 tax losses were available for carryback for Federal tax purposes, and we received refunds of taxes paid in prior years of approximately $2.7 million during 2010. We do not forecast significant additional tax refunds at this time. Our 2010 tax losses cannot be carried back to prior years, but may be available to offset taxable income, if any, in future years.

For the year ended December 31, 2010, net cash decreased $2.0 million, compared to a net decrease of $3.3 million for the year ended December 31, 2009. For the year 2010, net cash used by operating activities was $1.9 million, compared to net cash used of $3.0 million for the year 2009. This decrease in net cash used by operating activities is due primarily to the income tax refund received during the year 2010 of $2.7 million and offset by a non-cash decrease in deferred tax assets of $1.6 million, offset by a decrease in our accrued liabilities, increased collection of our accounts receivable and by the net loss for the year 2010. There were no investing activities during the year 2010, compared to $0.1 million during 2009, consisting of computer and software purchases. Cash used for financing activities for the year 2010 was $0.02 million related to the purchase of stock under our stock repurchase plan, compared to $0.3 million during the year 2009 related to the purchase of stock under our stock repurchase plan.

Despite our continuing efforts to reduce costs and control expenses, we expect to continue to operate at a loss until we are able to develop client engagements sufficient to generate revenue to allow us to break even.

Although we believe we have the potential to return to profitability, there can be no assurance that we will be able to do so soon enough, given our current, limited available resources. We have developed a business plan for 2011 including an internal forecast of cash needs. We believe that existing cash resources and cash generated from current operations will be sufficient to satisfy our operating cash needs at least through March, 2012. However, there can be no assurance that we will achieve the revenue or expense levels projected in the business plan. Also, we may not be able to obtain additional working capital beyond our current resources, if needed.

During the first quarter of 2008, we established a written plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, which provides for the purchase of our common stock in support of our announced share repurchase program. The purpose of this stock repurchase program was to reduce the dilution from potential stock incentive payments for new employees. After a waiting period, repurchases commenced on April 7, 2008. During the first quarter of 2010, we repurchased 5,349 shares for a total of $17,737, or an average of $3.31 per share including commissions and fees.

As of January 31, 2010, we completed the authorized repurchase of 161,090 shares under the plan at a total cost of $1,259,640 or $7.81 per share. At this time we have no plans for additional stock repurchases.

Operations and Business Development

In addition to previously announced efforts, we continue to seek additional ways to reduce costs. As of December 31, 2010, we had nine consultants on furlough. These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client engagements that require their individual skill sets. We now employ a “variable cost model” for staffing consulting projects which enables us to minimize our “bench costs”.

In addition to these reductions in consulting payroll costs which are included in Cost of Sales, we have aggressively worked to reduce other costs wherever possible. Reflecting our efforts to reduce these other costs, SG&A costs for the quarter ending December 31, 2010 were $1.3 million compared to $1.6 million for the same quarter in the prior year. As part of our on-going efforts, effective November 1, 2010, members of the management team were partially furloughed to reduce SG&A costs until we can generate higher levels of revenue. As with the consultants on furlough, the work schedules of members of the management team will be reevaluated periodically to ensure that necessary functions are performed during this period and that client service and sales efforts continue uninterrupted.

Our attempts to develop new client relationships in both the commercial and government sectors have proven much more difficult than we anticipated.  In the latter half of 2010 many commercial client prospects were still uncertain about the direction, scope and breath of the recovery from the current recession and thus reluctant to commit to consulting engagements, no matter how justified we thought they might be.

Beginning in the fourth quarter of 2010, the US government again found it itself operating on a series of “continuing resolutions” rather than a budget for fiscal 2011. This has continued into 2011, and some commentators estimate that this process of short term funding may continue for at least the balance of fiscal 2011, if not beyond, as Congress and the Executive Branch of the US government attempt to come to a course of action to deal with the impact of the current recession on revenues and costs of government.  Under the rules related to “continuing resolutions”, it is very difficult to begin new projects or to expand existing projects. In addition, many decision makers in the government are reluctant to begin projects for which funding may not be available to ensure completion.

We continue to market our services to improve operations, reduce costs and improve efficiency to both commercial enterprises and to the US government and US military. We believe we have compelling products to assist them in making the critical improvements required in response to these times, but it is not clear that we will be successful in generating significant new business in the short term in either sector.

As of the date of this earnings announcement, we believe that the revenue for the first quarter of 2011 will be somewhat higher than the revenue for the fourth quarter of 2010, although the anticipated revenue for the quarter will not be sufficient to return us to profitability. While we are cautiously optimistic that revenue for 2011 will continue to improve quarter by quarter, there can be no assurance that this will be the case.

Reverse Stock Split and Nasdaq Listing Update

As previously disclosed, on December 11, 2009, we transferred our stock listing to the Nasdaq Capital Market from the Nasdaq Global Market because we no longer satisfied the requirement of the Nasdaq Global Market to maintain a market value of publicly held shares of at least $5 million. At that time we met the requirements for listing on the Nasdaq Capital Market with the exception of maintaining a minimum closing bid price of $1 per share.

In order to increase our opportunity to regain compliance and maintain our listing, at our 2010 annual meeting of stockholders we received stockholder approval for a reverse stock split that would reduce the number of shares of our common stock outstanding in an attempt to increase the price of our common stock. Our Board of Directors approved a reverse stock split effective as of the close of business on August 13, 2010, with an exchange ratio of five existing shares to one new share of our common stock. This reverse stock split was effective at 6:01 p.m. ET on August 13, 2010.

As a result of the reverse stock split, every five shares of our issued and outstanding Common Stock, all Treasury shares, and all unawarded or unvested shares under our approved stock plans were combined into one share of Common Stock. The reverse stock split did not change the number of authorized shares or par value of the Common Stock.

On September 7, 2010, we received a letter from The Nasdaq Stock Market confirming that we had regained compliance with Nasdaq’s minimum $1.00 per share bid price requirement. The Nasdaq letter further stated that at that time we met the other applicable standards for Nasdaq listing, and that the Nasdaq Listing Qualifications Hearings Panel had determined to continue the listing of our common stock on the Nasdaq Stock Market.

Although we are currently in compliance with all of the applicable standards for continued listing on the Nasdaq Capital Market, there is no assurance that we will be able to maintain compliance in the future.

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Contact:	Michael McGrath, President and Chief Executive Officer
972.869.3400
mmcgrath@thomasgroup.com
http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqCM: TGIS) is an international, publicly-traded professional services firm specializing in organization change management and operations improvement. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Washington, D.C. For more information, please visit www.thomasgroup.com.

Important Notices:

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and our revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors, lack of profitability and potential delisting as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2009. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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THOMAS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Consulting revenue before reimbursements	$301	$1,354	$3,135	$8,293
Reimbursements	49	193	379	1,260
Total revenue	350	1,547	3,514	9,553
Cost of sales before reimbursable expenses	318	999	2,313	4,897
Reimbursable expenses	49	193	379	1,260
Total cost of sales	367	1,192	2,692	6,157
Gross profit (loss)	(17)	355	822	3,396
Selling, general and administrative expenses	1,331	1,609	6,588	10,716
Operating loss	(1,348)	(1,254)	(5,766)	(7,320)
Interest income, net of expense	—	—	(2)	5
Other income	4	91	184	420
Loss from operations before income taxes	(1,344)	(1,163)	(5,584)	(6,895)
Income taxes expense (benefit)	4	(490)	1,617	(2,619)
Net loss	$(1,348)	$(673)	$(7,201)	$(4,276)

Loss per share:
Basic	$(0.62)	$(0.32)	$(3.37)	$(2.01)
Diluted	$(0.62)	$(0.32)	$(3.37)	$(2.01)

Weighted average shares:
Basic	2,182	2,102	2,137	2,124
Diluted	2,182	2,102	2,137	2,124

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue:
North America	$310	$1,269	$3,140	$6,578
South America	—	—	—	17
Europe	40	278	374	2,958
Total revenue	$350	$1,547	$3,514	$9,553

Selected Balance Sheet Data

(Unaudited)

	December 31, 2010	December 31, 2009

Cash and cash equivalents	$3,032	$5,004
Trade accounts receivables	237	849
Income tax receivable	108	2,835
Deferred tax asset (current), net	0	111
Total current assets	3,721	9,458
Deferred tax asset (non-current), net	0	1,471
Total assets	4,111	11,578
Total current liabilities	769	1,366
Total liabilities	794	1,492
Total stockholders’ equity	$3,317	$10,086

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